Exhibit 16.1

[KPMG Letterhead]

July 1, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Willdan Group, Inc. and, under the date of March 30, 2010, we reported on the consolidated financial statements of Willdan Group, Inc. as of and for the years ended January 1, 2010 and January 2, 2009.  On June 29, 2010, we were dismissed. We have read Willdan Group, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated June 29, 2010, and we agree with such statements.  We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ KPMG LLP